UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 3, 2009

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-25705	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike,

Bedford, Massachusetts 01730

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (781) 266-5700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2009, GSI Group Inc. (the “Company”) entered into a Termination and Change-In-Control Agreement (the “Termination Agreement”) with Dr. Sergio Edelstein, the Company’s Chief Executive Officer. The Termination Agreement is intended to capture all previous oral and written arrangements, understandings and agreements between the Company and Dr. Edelstein with respect to certain terms and conditions of Dr. Edelstein’s employment with the Company as Chief Executive Officer, and supersedes all prior agreements, understandings and arrangements with respect to such terms. The following description of the material terms of the Termination Agreement is qualified in its entirety by reference to the actual agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Upon any termination of Dr. Edelstein’s employment by the Company for cause, disability or death, or by Dr. Edelstein without good reason, Dr. Edelstein shall be entitled to receive all amounts earned or accrued through such date of termination, including (i) base salary then in effect, (ii) reimbursement for certain monies advanced in connection with employment, (iii) vacation pay, (iv) any bonuses for the prior fiscal year which would have been eligible for payment but for such termination, and (v) any previous compensation which Dr. Edelstein previously deferred (collectively, the “Accrued Compensation”). In addition, in the event Dr. Edelstein is terminated by reason of death or disability, the Company shall pay to Dr. Edelstein or his beneficiaries an amount equal to the bonus award he would have been entitled to receive in respect of the fiscal year in which such termination occurred had he continued to be employed until the end of such fiscal year, calculated as if all performance targets and goals had been fully met and pro rated for the number of days elapsed in such fiscal year through the termination date (the “Pro Rata Bonus”).

Upon any termination of Dr. Edelstein’s employment by the Company prior to a change in control of the Company, other than for cause, death or disability, or by Dr. Edelstein for good reason, Dr. Edelstein shall be entitled to receive (i) all Accrued Compensation, (ii) a Pro Rata Bonus, (iii) a lump sum severance payment in an amount equal to 1.5 times (x) his annual base salary then in effect plus (y) 100% of his target bonus amount, calculated as if all performance targets and goals had been fully met, and (iv) a continuation of certain Company benefits for a period of eighteen months following his termination; provided, however, that if such termination occurs within twenty-four months of a change in control of the Company, Dr. Edelstein shall be entitled to receive 2.0 times (x) his annual base salary then in effect plus (y) 100% of his target bonus amount, calculated as if all performance targets and goals had been fully met, a continuation of certain Company benefits for a period of twenty-four months following his termination, and the vesting of all equity-based compensation awards issued to Dr. Edelstein prior to the date of termination shall fully accelerate. In the event that any of the foregoing payments to Dr. Edelstein are deemed “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the Company shall either pay the full parachute payment, subject to the excise tax, or, at Dr. Edelstein’s election, a payment reduced to 2.99 times Dr. Edelstein’s Section 280G “base amount” that is not subject to the excise tax.

The Termination Agreement also provides that in the event Dr. Edelstein is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, the Company will indemnify Dr. Edelstein for all costs, expenses, liabilities, losses, judgments, fines, attorneys’ fees and settlement amounts reasonably incurred by Dr. Edelstein in his capacity as a director, officer, employee or agent of the Company, whether or not Dr. Edelstein is then serving as a director, officer, employee or agent of the Company, to the fullest extent authorized or permitted under applicable law. In addition, the Company agrees to advance to Dr. Edelstein all reasonable costs and expenses to be incurred by him in connection with the foregoing proceedings, under certain circumstances. The Company further agrees to continue and maintain a directors and officers’ liability insurance policy covering Dr. Edelstein to the extent that such a policy is provided to the Company’s other executive officers. Further, pursuant to the Termination Agreement, Dr. Edelstein has agreed to a non-competition and non-solicitation covenant during the period beginning on February 3, 2009 and ending twelve months following termination of his employment; provided, however, that in the case of termination by the Company without cause or by Dr. Edelstein for good reason, the non-competition covenant shall terminate coterminous with the period for which Dr. Edelstein receives payment. The Termination Agreement has a term of three years, with annual renewals thereafter at the Company’s discretion or as otherwise extended pursuant to the terms of the Termination Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Termination and Change-In-Control Agreement, by and between Dr. Sergio Edelstein and GSI Group Inc., dated as of February 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

GSI Group Inc.

By:	/s/ Sergio Edelstein
Sergio Edelstein President and Chief Executive Officer

Date: February 5, 2009

EXHIBIT INDEX

Exhibit Number	Description
10.1	Termination and Change-In-Control Agreement, by and between Dr. Sergio Edelstein and GSI Group Inc., dated as of February 3, 2009.